Exhibit 99

Summit Financial Group Announces 2 for 1 Stock Split and Second Half 2004 Semi-Annual Dividend

    MOOREFIELD, W.Va.--(BUSINESS WIRE)--Nov. 1, 2004--Summit Financial Group, Inc. (OTCBB: SMMF), a $862 million financial holding company headquartered in Moorefield, West Virginia, today announces a two for one split of Summit's common stock to be effected in the form of a 100% stock dividend. The stock split will be distributed on December 15, 2004 to shareholders of record as of December 1, 2004.
    In addition, Summit also announces its second half 2004 semi-annual cash dividend. The dividend will be $0.27 per share ($0.135 per share after giving effect to the pending 2 for 1 stock split announced above) and is payable on December 15, 2004 to shareholders of record as of December 1, 2004. This dividend combined with the dividend paid in the first half of 2004 represents a total cash dividend of $0.52 per share for the year ($0.26 per share adjusted for pending stock split), an increase of 20.9% over the $0.43 per share ($0.215 per share adjusted for pending stock split) paid in 2003.
    Summit operates twelve banking locations through its three wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, Capital State Bank, Inc. headquartered in Charleston, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. In addition, Summit also operates Summit Financial, LLC, a residential mortgage loan originator located in Herndon, Virginia.

    CONTACT: Summit Financial Group, Inc.
             Teresa Sherman, 304-530-0526
             tsherman@SummitFGI.com